State Street Bank and Trust Company
Attn: Custody Department
801 Pennsylvania
Kansas City, MO 64105

Re: Custody Agreement dated October 1, 2000

Mark:

This is to advise you that Sentinel Group Funds, Inc., in accordance with the Additional
Portfolios provision of Section 10(B) of the Custody Agreement dated as of October 1, 2000, by and between the Sentinel Group Funds, Inc. and State Street Bank and Trust Company, hereby requests that your bank act as custodian for the portfolios listed on the updated Schedule A
(attached hereto) under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to Sentinel Group Funds, Inc. and retaining one for your records.

Sincerely,

SENTINEL GROUP FUNDS, INC.

By:	/s/ Thomas P. Malone
Name: Thomas P. Malone
Title: Vice President & Treasurer, Duly Authorized

Agreed and Accepted: STATE STREET BANK AND TRUST COMPANY

By:	/s/ Mark Nicholson
Name:	Mark Nicholson
Title:	Senior Vice President, Duly Authorized

Effective Date: November 16, 2009

SCHEDULE A November 16, 2009

Fund Names
Sentinel Balanced Fund
Sentinel Capital Growth Fund
Sentinel Common Stock Fund
Sentinel Conservative Allocation Fund
Sentinel Georgia Municipal Bond Fund
Sentinel Government Securities Fund
Sentinel Growth Leaders Fund
Sentinel International Equity Fund
Sentinel Mid Cap Growth Fund
Sentinel Mid Cap Value Fund
Sentinel Short Maturity Government Securities
Sentinel Small Company Fund
Sentinel Small/Mid Cap Fund
Sentinel Sustainable Core Opportunities Fund
Sentinel Sustainable Growth Opportunities Fund